Exhibit 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Euro RSCG Life NRP
Jennifer LaVin	Ashley Tapp – financial media
Executive Director, Corporate Communications	(212) 845-4247
(781) 860-8362	ashley.tapp@nrp-euro.com
jennifer.lavin@cubist.com

CUBIST PHARMACEUTICALS REPORTS SECOND-QUARTER 2003 RESULTS

CONFERENCE CALL & WEBCAST TODAY at 10:30 am ET

Lexington, MA, August 6, 2003 – Cubist Pharmaceuticals, Inc. (Nasdaq: CBST) today reported results for the second quarter ended June 30, 2003.

Cubist had no revenue for the second quarter ended June 30, 2003 as compared to $2.3 million for the same period in 2002.  The revenue in the second quarter of 2002 included $1.4 million from Gilead Sciences, $0.6 million from Novartis and $0.3 million in funding from Small Business Innovation Research grants.

Total operating expenses for the quarter ended June 30, 2003 were $21.6 million, which was the same spending level as the second quarter of 2002.  Net loss for the quarter ended June 30, 2003 was $24.3 million or $0.82 per share as compared to a net loss of $21.2 million or $0.74 per share for the second quarter of 2002.

The Company’s cash and investment balance was $103.0 million on June 30, 2003.  The total number of common shares outstanding as of June 30, 2003 was 29,699,326.

Michael W. Bonney, President & CEO of Cubist commented on the quarter:  “As expected, the second quarter of 2003 proved to be quite eventful for Cubist, particularly in the month of June.  During the month, we completed our CEO succession plan, commenced U.S. human clinical trials for CAB-175, our investigational cephalosporin antibiotic, and received notification from the U.S. Food & Drug Administration (FDA) of an extension of the targeted action date on our New Drug Application for our investigational antibiotic Cidecin® (daptomycin for injection) to September 20, 2003.”

“All of the reformatted data sets requested by FDA have been submitted.  In anticipation of final approval to market CIDECIN in the U.S.,” Mr. Bonney continued, “we have begun hiring our sales force, with the first of three groups having started employment at the Company this past Monday.  At this time, we expect to have all territories filled by early September for a CIDECIN launch in early November.  We invite you to join us on our quarterly conference call and webcast at 10:30 am Eastern Time today to hear a comprehensive update on Cubist.”

******************CONFERENCE CALL & WEBCAST INFORMATION******************

WHEN:  Wednesday August 6, 2003 at 10:30 am ET

LIVE DOMESTIC & CANADA CALL-IN:  (800) 404-1354
LIVE INTERNATIONAL CALL-IN:  (706) 643-0825

24-HOUR REPLAY DOMESTIC & CANADA:  (800) 642-1687 (#1916757)
24-HOUR REPLAY INTERNATIONAL:  (706) 645-9291 (#1916757)

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT:

www.cubist.com

Replay will be available for 30 days via the Internet;
a transcript of the call will be filed with the SEC and will also be available upon request

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Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective drugs.  Cubist has submitted a New Drug Application (NDA) to the U.S. Food & Drug Administration (FDA) for Cidecin® (daptomycin for injection) for the treatment of complicated skin and skin structure infections.  The NDA for CIDECIN is currently being reviewed by the FDA under priority review status.  Cubist’s pipeline includes CAB-175, a next-generation parenteral cephalosporin antibiotic in Phase 1 trials, and an oral version of ceftriaxone (OCTX), a broad-spectrum cephalosporin antibiotic in pre-clinical development. Cubist is headquartered in Lexington, MA.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by the Company.  These factors include, but are not limited to: (i) the Company’s ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization;  (ii) the Company’s ability to obtain required governmental approvals; (iii) the Company’s ability to attract and/or maintain manufacturing, sales, distribution and marketing partners; (iv) the Company’s ability to develop and commercialize its products before its competitors; and (v) the Company’s ability to finance its operations.  Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in the Company’s recent SEC filings.

Cidecin is a registered trademark of Cubist Pharmaceuticals, Inc.

Tables Follow

CUBIST PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS
UNAUDITED

	June 30, 2003	December 31, 2002
ASSETS

Cash, cash equivalents and investments	$102,991,162	$151,219,900
Property and equipment, net	47,724,927	48,267,760
Other assets	18,661,713	22,034,842

Total assets	$169,377,802	$221,522,502

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$2,278,344	$9,599,490
Accrued expenses	9,808,301	6,289,058
Deferred revenue	2,500,083	2,500,083
Debt and capital lease obligations	208,868,729	210,033,493
Total liabilities	223,455,457	228,422,124

Total stockholders’ equity	(54,077,655)	(6,899,622)

Total liabilities and stockholders’ equity	$169,377,802	$221,522,502

CUBIST PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

UNAUDITED

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002

Total revenues	$0	$2,327,125	$357,153	$4,646,853

Operating expenses:
Research and development	13,354,446	15,536,419	29,243,258	29,031,833
Sales and marketing	3,754,666	1,791,016	6,083,875	3,290,000
General and administrative	4,449,209	4,249,505	8,647,345	9,602,841
Total operating expenses	21,558,321	21,576,940	43,974,478	41,924,674

Operating (loss)	(21,558,321)	(19,249,815)	(43,617,325)	(37,277,821)

Interest income	644,867	1,523,131	1,311,790	3,000,432
Interest expense	(3,414,248)	(3,534,347)	(6,825,958)	(6,789,437)
Other income (expense)	57,591	84,996	(130,322)	402,923
Total other income (expense), net	(2,711,790)	(1,926,220)	(5,644,490)	(3,386,082)

Net Loss	(24,270,111)	(21,176,035)	(49,261,815)	(40,663,903)

Basic and diluted net loss per common share	$(0.82)	$(0.74)	$(1.67)	$(1.43)

Weighted average number of common shares for basic and diluted net loss per common share	29,613,418	28,519,475	29,427,777	28,463,255

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Additional information can be found at the Company’s web site at www.cubist.com